EXHIBIT 5.1

OPINION OF COUNSEL

Snell & Wilmer, LLP
1920 Main Street
Suite 1200
Irvine, California 92614-7230
TELEPHONE: (949) 253-2700
FACSIMILE: (949) 955-2507

December 16, 2004

Peregrine Pharmaceuticals, Inc.
14272 Franklin Avenue
Suite 100
Tustin, California 92780
Attention: Steven M. King, CEO

          Re:     Issuance of Shares Pursuant to S-8 Registration Statement

Dear Mr. King:

          This letter relates to the issuance of up to 5,000,000 shares of common stock, $.001 par value (the “Shares”), of Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”) registered pursuant to that Registration Statement on Form S-8, filed with the Securities and Exchange Commission on December 16, 2004 (the “Registration Statement”). You have requested that we deliver to you an opinion as to whether the Shares will have been duly authorized, validly issued, and, when issued, will be fully paid and non-assessable shares of common stock of the Company. We have examined the Certificate of Incorporation, as amended, and such other corporate records, including the resolutions of the Company’s Board of Directors, and such other documents as we have deemed necessary in order to express the opinion set forth below. In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity of all originals of all documents submitted to us as copies. As to questions of fact material to such opinion, we have relied upon statements and representations of the Company.

          Our opinion is based on existing law that is subject to change either prospectively or retroactively. Relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform the Company of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. This opinion extends only to questions relating to the validity of the Shares offered and sold under the Registration Statement. We express no opinion with respect to any other issue.

          We are admitted to practice law in the State of California and our opinion is limited to federal law and the corporate laws of the State of California and the State of Delaware that affect such opinion. We express no opinion with respect to any other law or the laws of any other jurisdiction.

          Assuming the Shares are issued and paid for in accordance with the terms of the offering described in the Registration Statement, including documents incorporated by reference thereto, and when certificates representing such Shares have been issued to the purchasers, based on the foregoing, we are of the opinion that the Shares will have been duly authorized, validly issued, and will be fully paid and non-assessable shares of common stock of the Company.

          For purposes of rendering this opinion we have made such legal and factual inquiries as we have deemed necessary under the circumstances. Although we have not independently verified all of the facts relied upon for purposes hereof, nothing has come to our attention that has led us to believe that the facts are other than as stated herein, or that there exist other material facts not considered.

          Our opinion contained herein is solely for the benefit of the Company and may be relied upon by the Company only in connection with the Registration Statement. In this regard, we hereby consent to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.

Very truly yours,
/s/ Snell & Wilmer, LLP